THE TRANSFER OF THIS AGREEMENT IS
                   SUBJECT TO CERTAIN PROVISIONS CONTAINED
              HEREIN AND MAY BE SUBJECT TO TRANSFER RESTRICTIONS
                      UNDER THE FEDERAL SECURITIES LAWS

                            STOCK OPTION AGREEMENT

                    STOCK OPTION AGREEMENT, dated as of March 10,
          1997 (the "Agreement"), by and between First Citizens
          Financial Corporation, a Delaware corporation ("Issuer"), and Provident Bankshares Corporation, a Maryland corporation ("Grantee").

                    WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger (the "Merger Agreement"), of even date herewith, providing for, among other things, the merger of Issuer with Grantee; and

                    WHEREAS, as a condition and inducement to Grantee's execution of the Merger Agreement, Grantee has requested that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below);

                    NOW, THEREFORE, in consideration of the
          foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, Issuer and Grantee agree as follows:

                    1.   Defined Terms.  Capitalized terms which
          are used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

                    2. Grant of Option. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 291,388 shares (subject to adjustment as set forth herein) (the "Option Shares") of common stock, par value $0.01 per share, of Issuer ("Issuer Common Stock") at a purchase price (subject to adjustment as set forth herein) of $23.00 per Option Share (the "Purchase Price"), provided that in no event shall the number of Option Shares for which the Option is exercisable exceed 9.9% of the issued and outstanding shares of Issuer Common Stock without giving effect to any shares subject to or issued pursuant to the Option.

                    3. Exercise of Option. (a) Provided that (i) Grantee is not in material breach of the agreements or covenants contained in the Merger Agreement and (ii) no preliminary or permanent injunction or other order against the delivery of Option Shares issued by any court of competent jurisdiction in the United States shall be in effect, Grantee may exercise the Option, in whole or in part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined); provided, however, that Grantee shall have sent the written notice of such exercise (as provided in subsection (d) of this Section 3) within 90 days following such Subsequent Triggering Event; and provided further, however, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law; and provided further, however, that if the Option cannot be exercised on any day because of any injunction, order or similar restraint issued by a court of competent jurisdiction, the period during which the Option may be exercised shall be extended so that the Option shall expire no earlier than on the 10th business day after such injunction, order or restraint shall have been dissolved or when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be. Each of the following shall be an Exercise Termination Event: (i) the Effective Time; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event; or (iii) the passage of twelve months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event; provided, however, that if an Initial Triggering Event continues or occurs beyond such termination and prior to the passage of such twelve-month period, the Exercise Termination Event shall be twelve months from the expiration of the Last Triggering Event (as hereinafter defined) but in no event more than 15 months after such termination of the Merger Agreement. The "Last Triggering Event" shall mean the last Initial Triggering Event to expire. The rights set forth in
          Section 8 hereof shall terminate at the time set forth in
          Section 8.

                         (b) The term "Initial Triggering Event"
          shall mean any of the following events or transactions occurring after the date hereof:

                         (i) Issuer or any of its Subsidiaries,
               without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (other than Grantee or any of its Subsidiaries) or Issuer or any of its Subsidiaries, without having received Grantee's prior written consent, shall have authorized, recommended, proposed, or publicly announced its intention to authorize, recommend or propose to engage in, an Acquisition Transaction with any person other than Grantee or a Subsidiary of Grantee. For purposes of this Agreement, "Acquisition Transaction" shall mean (w) a merger or consolidation, or any similar transaction, involving Issuer or any of its Subsidiaries (other than internal mergers, reorganizations, consolidations or dissolutions involving only existing Subsidiaries),
               (x) a purchase, lease or other acquisition of all or a substantial portion of the consolidated assets of Issuer and its Subsidiaries, or (y) a purchase or other acquisition (including by way of merger, consolidation, Tender Offer or Exchange Offer (as such terms are hereinafter defined), share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or any of its Subsidiaries;

                         (ii) Any person other than Grantee or any
               Subsidiary of Grantee shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Issuer Common Stock (the term "beneficial ownership" for purposes of this Option Agreement having the meaning assigned thereto in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder) or any person other than Grantee or any Subsidiary of Grantee shall have commenced (as such term is defined under the rules and regulations of the Securities and Exchange Commission (the "SEC")), or shall have filed or publicly disseminated a registration statement or similar disclosure statement with respect to, a tender offer or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person would own or control 10% or more of the then outstanding shares of Issuer Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively);

                         (iii)(A) the holders of Issuer Common
               Stock shall not have approved the Merger Agreement and the transactions contemplated thereby, at the meeting of such stockholders held for the purpose of voting on such agreement, (B) such meeting shall not have been held or shall have been cancelled prior to termination of the Merger Agreement, or (C) the Board of Directors of Issuer shall have publicly withdrawn or modified, or publicly announced its intent to withdraw or modify, in any manner adverse to Grantee, its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement, in each case after it shall have been publicly announced that any person other than Grantee or any Subsidiary of Grantee shall have
               (x) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction,
               (y) commenced a Tender Offer, or filed or publicly disseminated a registration statement or similar disclosure statement with respect to an Exchange Offer, or (z) filed an application (or given a notice), whether in draft or final form, under any federal or state banking laws seeking regulatory approval to engage in an Acquisition Transaction; or

                         (iv) Issuer shall have breached any
               covenant or obligation or shall have willfully breached any representation or warranty contained in the Merger Agreement and such breach would entitle Grantee to terminate the Merger Agreement in accordance with the terms thereof (without regard to any cure periods provided for in the Merger Agreement unless such cure is promptly effected without jeopardizing the consummation of the Merger in accordance with the terms of the Merger Agreement) after (A) a bona fide proposal is made by any person other than Grantee or any Subsidiary of Grantee to Issuer or its stockholders to engage in an Acquisition Transaction, (B) any person other than Grantee or any Subsidiary of Grantee states its intention to Issuer or its stockholders to make a proposal to engage in an Acquisition Transaction if the Merger Agreement terminates, or (C) any person other than Grantee or any Subsidiary of Grantee shall have filed an application or notice, whether in draft or final form, with any Governmental Entity to engage in an Acquisition Transaction.

                    (c) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

                         (i) The acquisition by any person of
               beneficial ownership of 20% or more of the then outstanding shares of Issuer Common Stock; or

                         (ii) The occurrence of the Initial
               Triggering Event described in clause (i) of subsection (b) of this Section 3, except that the percentage referred to in clause (y) shall be 20%.

          As used in this Agreement, "Person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

                         (d)  In the event Grantee is entitled to
          under the terms of this Agreement and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 30 business days from the Notice Date for the closing (the "Closing") of such purchase (the "Closing Date"). If prior notification to or approval of any regulatory authority is required in connection with such purchase, Issuer shall cooperate in good faith with Grantee in the filing of the required notice or application for approval and the obtaining of any such approval and the period of time that otherwise would run pursuant to the preceding sentence shall run instead from the date on which, as the case may be (i) any required notification period has expired or been terminated or
          (ii) such approval has been obtained, and in either event, any requisite waiting period shall have passed.

                    4. Payment and Delivery of Certificates. (a) On each Closing Date, Grantee shall (i) pay to Issuer, in immediately available funds by wire transfer to a bank account designated by Issuer, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date and (ii) present and surrender this Agreement to the Issuer at the address of the Issuer specified in Section 13(f) hereof.

                         (b)  At each Closing, simultaneously with
          the delivery of immediately available funds and surrender of this Agreement as provided in Section 4(a) hereof, Issuer shall deliver to Grantee (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever, and (B) if the Option is exercised in part only, an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Issuer Common Stock purchasable hereunder. If Issuer shall have issued rights or any similar securities ("Rights") pursuant to any shareholder rights, poison pill or similar plan (a "Shareholder Rights Plan") prior or subsequent to the date of this Agreement and such Rights remain outstanding at the time of the issuance of any Option Shares pursuant to an exercise of all or part of the Option hereunder, then each Option Share issued pursuant to such exercise shall also represent the number of Rights issued per share of Issuer Common Stock with terms substantially the same as and at least as favorable to Grantee as are provided under the Shareholder Rights Plan as then in effect.

                         (c)  In addition to any other legend that
          is required by applicable law, certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

               THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE MAY BE SUBJECT TO RESTRICTIONS ARISING UNDER THE FEDERAL SECURITIES LAWS AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF MARCH 10, 1997. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFOR.

          It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Grantee shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of outside counsel reasonably satisfactory to Issuer in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act of 1933, as amended (the "Securities Act").

                    5. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

                         (a)  Due Authorization.  Issuer has full
          corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Issuer. This Agreement has been duly and validly executed and delivered by Issuer.

                         (b)  No Violation.  Neither the execution
          and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Issuer with any of the terms or provisions hereof, will
          (i) violate any provision of the Certificate of Incorporation (the "Organization Certificate") or Amended ByLaws of Issuer or the certificates of incorporation, by-laws or similar governing documents of any of its Subsidiaries or (ii) (x) assuming that all of the consents and approvals required under applicable law for the purchase of Option Shares upon the exercise of the Option are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Issuer or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provisions of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Issuer or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Issuer or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

                         (c)  Authorized Stock.  Issuer has taken
          all necessary corporate and other action to authorize and reserve and to permit it to issue, and, at all times from the date of this Agreement until the obligation to deliver Issuer Common Stock upon the exercise of the Option terminates, will have reserved for issuance, upon exercise of the Option, shares of Issuer Common Stock necessary for Grantee to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock (together with any Rights which may have been issued with respect thereto) or other securities which may be issued pursuant to Section 7 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock (together with any Rights which may have been issued with respect thereto) or other securities which may be issuable pursuant to Section 7, upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever (except any such lien or encumbrance created by Grantee), including any preemptive rights of any stockholder of Issuer.

                    6. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer that:

                         (a)  Due Authorization.  Grantee has
          corporate power and authority to enter into this Agreement and, subject to any required regulatory approvals or consents, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

                         (b)  Purchase Not for Distribution.  This
          Option is not being acquired with a view to the public distribution thereof and neither this Option nor any Option Shares will be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

                    7.    Adjustment upon Changes in
          Capitalization, etc. (a) In the event (i) of any change in Issuer Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction or (ii) that any Rights issued by Issuer shall become exercisable, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and, in the case of any of the transactions described in clause (i) above, proper provision shall be made in the agreements governing such transaction so that Grantee shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 7(a)), the number of shares of Issuer Common Stock subject to the Option shall be adjusted so that, after such issuance, the Option, together with any shares of Issuer Common Stock previously issued pursuant hereto, equals 9.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject or previously issued pursuant to the Option.

                    (b) In the event that Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property or the outstanding shares of Issuer Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or
          (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Grantee, of any of (I) the Acquiring Corporation (as defined below), (II) any person that controls the Acquiring Corporation or (III) in the case of a merger described in clause (ii), the Issuer (such person being referred to as the "Substitute Option Issuer").

                         (c)  The Substitute Option shall have the
          same terms as the Option, provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee. The Substitute Option Issuer shall also enter into an agreement with the then holder or holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

                         (d)  The Substitute Option shall be
          exercisable for such number of shares of the Substitute Common Stock (as hereinafter defined) as is equal to the Assigned Value (as hereinafter defined) multiplied by the number of shares of Issuer Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as hereinafter defined). The exercise price of the Substitute Option per share of the Substitute Common Stock (the "Substitute Purchase Price") shall then be equal to the Purchase Price multiplied by a fraction in which the numerator is the number of shares of the Issuer Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares of the Substitute Common Stock for which the Substitute Option is exercisable.

                         (e)  The following terms have the meanings
          indicated:

               (I) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of the Issuer's assets (or the assets of its Subsidiaries).

               (II) "Substitute Common Stock" shall mean the common stock issued by the Substitute Option Issuer upon exercise of the Substitute Option.

               (III)  "Assigned Value" shall mean the highest of
          (i) the price per share of Issuer Common Stock at which a tender offer or exchange offer therefor has been made by any person (other than Grantee), (ii) the price per share of Issuer Common Stock to be paid by any person (other than the Grantee) pursuant to an agreement with Issuer, and (iii) the highest closing sales price per share of Issuer Common Stock quoted on National Association of Securities Dealers, Inc. Automated Quotation/National Market System ("NASDAQ") (or if Issuer Common Stock is not quoted on NASDAQ, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source) within the six-month period immediately preceding the agreement referred to in
          Section 7(c) hereof; provided, however, that in the event of a sale of all or substantially all of Issuer's assets, the Assigned Value shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by Grantee or by a Grantee Majority (as defined below), divided by the number of shares of Issuer Common Stock outstanding at the time of such sale. In the event that an exchange offer is made for the Issuer Common Stock or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for the Issuer Common Stock shall be determined by a nationally recognized investment banking firm selected by Grantee (or a majority of interest of the Grantees if there shall be more than one Grantee (a "Grantee Majority")) and reasonably acceptable to Issuer, which determination shall be conclusive for all purposes of this Agreement.

               (IV) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of the Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by Issuer, the person merging into Issuer or by any company which controls or is controlled by such merging person, as Grantee may elect.

                         (f)  In no event, pursuant to any of the
          foregoing paragraphs, shall the Substitute Option be exercisable for more than 9.9% of the aggregate of the shares of the Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 9.9% of the aggregate of the shares of Substitute Common Stock but for this clause (f), the Substitute Option Issuer shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (f) over
          (ii) the value of the Substitute Option after giving effect to the limitation in this clause (f). This difference in value shall be determined by a nationally recognized investment banking firm selected by Grantee (or a Grantee Majority).

                         (g)  Issuer shall not enter into any
          transaction described in subsection (b) of this Section 7 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder and take all other actions that may be necessary so that the provisions of this Section 7 are given full force and effect (including, without limitation, any action that may be necessary so that the shares of Substitute Common Stock are in no way distinguishable from or have lesser economic value (other than any diminution in value resulting from the fact that the shares of Substitute Common Stock may be restricted securities, as defined in Rule 144 under the Securities Act) than other shares of common stock issued by the Substitute Option Issuer).

                         (h)  The provisions of Sections 8, 9 and
          10 shall apply to any securities for which the Option becomes exercisable pursuant to this Section 7 and, as applicable, references in such sections to "Issuer", "Option", "Purchase Price" and "Issuer Common Stock" shall be deemed to be references to "Substitute Option Issuer", "Substitute Option", "Substitute Purchase Price" and "Substitute Common Stock", respectively.

                    8. Repurchase at the Option of Grantee. (a) At the request of Grantee at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 8(d) below) and ending 12 months immediately thereafter, Issuer shall repurchase from Grantee (I) the Option and (II) all shares of Issuer Common Stock purchased by Grantee pursuant hereto with respect to which Grantee then has beneficial ownership. The date on which Grantee exercises its rights under this Section 8 is referred to as the "Request Date". Such repurchase shall be at an aggregate price (the "Section 8 Repurchase Consideration") equal to the sum of:

                         (i)  the aggregate Purchase Price
               paid by Grantee for any shares of Issuer Common Stock acquired pursuant to the Option with respect to which Grantee then has beneficial ownership;

                         (ii)  the excess, if any, of (x) the
               Applicable Price (as defined below) for each share of Issuer Common Stock over (y) the Purchase Price (subject to adjustment pursuant to Section 7), multiplied by the number of shares of Issuer Common Stock with respect to which the Option has not been exercised; and

                         (iii)  the excess, if any, of the
               Applicable Price over the Purchase Price
               (subject to adjustment pursuant to Section 7) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by Grantee for each share of Issuer Common Stock with respect to which the Option has been exercised and with respect to which Grantee then has beneficial ownership, multiplied by the number of such shares.

                         (b)  If Grantee exercises its rights under
          this Section 8, Issuer shall, within 10 business days after the Request Date, pay the Section 8 Repurchase Consideration to Grantee in immediately available funds by wire transfer to a bank account designated by Grantee, and Grantee shall surrender to Issuer the Option and the certificates evidencing the shares of Issuer Common Stock purchased thereunder with respect to which Grantee then has beneficial ownership, and Grantee shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. Notwithstanding the foregoing, to the extent that prior notification to or approval of any regulatory authority is required in connection with the payment of all or any portion of the Section 8 Repurchase Consideration, Grantee shall have the ongoing option to revoke its request for repurchase pursuant to Section 8 or to require that Issuer (a) deliver from time to time that portion of the Section 8 Repurchase Consideration that it is not then so prohibited from paying and (b) promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval). If any regulatory authority disapproves of any part of Issuer's proposed repurchase pursuant to this
          Section 8, Issuer shall promptly give notice of such fact to Grantee and redeliver to Grantee the Option and/or Option Shares it is then prohibited from repurchasing, and Grantee shall have the right (x) to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date less the number of shares covered by the Option in respect of which payment has been made pursuant to Section 8(a)(ii) hereof or (y) to revoke its request for repurchase with respect to any Option Shares in respect of which such payment has been made and exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date. Notwithstanding anything herein to the contrary, (i) all of Grantee's rights under this Section 8 shall terminate on the date of termination of this Option pursuant to Section 3(a) hereof, unless this Option shall have been exercised in whole or part prior to the date of termination and (ii) if this Option shall have been exercised in whole or in part prior to the date of termination described in clause
          (i) above, then Grantee's rights under this Section 8 shall terminate 12 months after such date of termination.

                         (c)  For purposes of this Agreement, the
          "Applicable Price" means the highest of (i) the highest price per share of Issuer Common Stock paid for any such share by the person or groups described in Section 8(d)(i) hereof, (ii) the price per share of Issuer Common Stock received by holders of Issuer Common Stock in connection with any merger or other business combination transaction described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii) hereof or (iii) the highest closing sales price per share of Issuer Common Stock quoted on NASDAQ (or if Issuer Common Stock is not quoted on NASDAQ, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source) during the 60 business days preceding the Request Date; provided, however, that in the event of a sale of less than all of Issuer's assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer, as determined by a nationally recognized investment banking firm selected by Grantee, divided by the number of shares of the Issuer Common Stock outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Grantee (or a Grantee Majority) and reasonably acceptable to Issuer, which determination shall be conclusive for all purposes of this Agreement.

                         (d)  As used herein, a "Repurchase Event"
          shall occur if (i) any person (other than Grantee or any of its Subsidiaries) shall have acquired beneficial ownership of (as such term is defined in Rule 13d-3 under the Exchange Act) or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) (other than Grantee or any Subsidiary of Grantee) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 50% or more of the then outstanding shares of Issuer Common Stock or (ii) any of the transactions described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii) hereof shall be consummated.

                         (e)  Notwithstanding anything herein to
          the contrary, the aggregate amount payable to Grantee pursuant to this Section 8 shall not exceed $3,500,000.

                    9.   Registration Rights.  Issuer shall, if
          requested by Grantee (or if applicable, a Grantee
          Majority) at any time and from time to time within two years of the date on which the Option first becomes exercisable, provided that such period of time shall be extended by the number of days, if any, by which Issuer shall delay the registration of the Issuer Common Stock pursuant to the proviso contained at the end of this sentence, as expeditiously as possible prepare and file up to two registration statements under the Securities
          Act if such registration is necessary (or in any event up to two suitable disclosure statements for federal securities law purposes if no such registration is required under the Securities Act) in order to permit the sale or other disposition of any or all shares of Issuer Common Stock or other securities that have been acquired by or are issuable to Grantee upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Grantee, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use its best efforts to qualify such shares or other securities under any applicable state securities laws; provided, however, that Issuer may delay for a period not to exceed 90 days filing a registration or equivalent statement if Issuer shall in good faith determine that (i) any such registration would adversely affect an offering or contemplated offering of securities by Issuer or (ii) the filing of such registration or equivalent statement would, if not so delayed, materially and adversely affect a then proposed or pending financial project, acquisition, merger or corporate reorganization;
          and provided further, that nothing contained herein shall limit or adversely affect in any manner Grantee's rights contained in the fourth following sentence hereof.
          Issuer shall use its best efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. Any registration or similar statement prepared and filed under this Section 9, and any sale covered thereby, shall be at Issuer's expense except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto. Grantee shall provide all information reasonably requested by Issuer for inclusion in any registration or similar statement to be filed hereunder. If during the time periods referred to in the first sentence of this Section 9 Issuer effects a registration under the Securities Act of Issuer Common Stock for its own account or for any other stockholder of Issuer (other than on Form S-4 or Form S-8, or any successor forms or any form with respect to a dividend reinvestment or similar plan), it shall allow Grantee the right to participate in such registration, and such participation shall not affect the obligation of Issuer to effect two registration statements for Grantee under this Section 9; provided, however, that, if the managing underwriters of such offering advise Issuer in writing that in their opinion the number of shares of Issuer Common Stock requested by Grantee to be included in such registration, together with the shares of Issuer Common Stock proposed to be included in such registration, exceeds the number which can be sold in such offering, Issuer shall include the shares requested to be included therein by Grantee pro rata with the shares intended to be included therein by Issuer. In connection with any registration pursuant to this Section 9, Issuer and Grantee shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution in connection with such registration. Notwithstanding anything to the contrary contained herein, Issuer shall not be required to register Option
          Shares pursuant to this Section 9 (i) prior to the occurrence of a Subsequent Triggering Event, (ii) within 90 days after the effective date of a registration referred to in the second preceding sentence pursuant to which Grantee was afforded the opportunity to register
          Option Shares and such shares were registered as requested, (iii) unless a request therefor is made to Issuer by a Grantee or Grantees which hold at least 25% of the aggregate number of Option Shares (including shares of Issuer Common Stock upon exercise of the Option) then outstanding and (iv) on more than two occasions by reason of the fact that there shall be more than one Grantee as a result of any assignment of this Agreement or division of this Agreement pursuant to
          Section 11 hereof.

                    10.  Listing.  If Issuer Common Stock or any
          other securities to be acquired upon exercise of the Option are then authorized for quotation on NASDAQ or any securities exchange, Issuer, upon the request of Grantee, will promptly file an application to authorize for quotation the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on NASDAQ or such other securities exchange and will use its best efforts to obtain approval of such listing as soon as practicable.

                    11. Division of Option. Upon the occurrence of a Subsequent Triggering Event, this Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

                    12.  Rights Agreement.  Issuer shall not
          approve, adopt or amend, or propose the approval and adoption or amendment of, any Shareholder Rights Plan unless such Shareholder Rights Plan contains terms which provide, to the reasonable satisfaction of Grantee, that
          (a) the Rights issued pursuant thereto will not become exercisable by virtue of the fact that Grantee is the Beneficial Owner of shares of Issuer Common Stock (x) acquired or acquirable pursuant to the grant or exercise of this Option and (y) held by Grantee or any of its Subsidiaries as Trust Account Shares or DPC Shares and
          (b) no restrictions or limitations with respect to the exercise of any Rights acquired or acquirable by Grantee will result or be imposed to the extent such Rights relate to the shares of Issuer Common Stock described in clause (a) of this Section 12. This covenant shall survive for so long as Grantee is the Beneficial Owner of the shares of Issuer Common Stock described in clause
          (a)(x) of this Section 12.

                    13. Miscellaneous. (a) Expenses. Except as otherwise provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

                         (b)  Waiver and Amendment.  Any provision
          of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

                         (c)  Entire Agreement; No Third-Party
          Beneficiary; Severability. This Agreement, together with the Merger Agreement and the other agreements and instruments referred to herein and therein, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. Notwithstanding anything to the contrary contained in this Agreement or the Merger Agreement, this Agreement shall be deemed to amend the confidentiality agreement, dated as of February 3, 1997, between Issuer and Grantee so as to permit Grantee to enter into this Agreement and exercise all of its rights hereunder, including its right to acquire Issuer Common Stock upon exercise of the Option. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state regulatory agency to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit Grantee to acquire the full number of shares of Issuer Common Stock as provided in Section 3 hereof (as adjusted pursuant to Section 7 hereof), it is the express intention of Issuer to allow Grantee to acquire such lesser number of shares as may be permissible without any amendment or modification hereof.

                         (d)  Governing Law.  This Agreement shall
          be governed and construed in accordance with the laws of the State of Maryland without regard to any applicable conflicts of law rules.

                         (e)  Descriptive Headings.  The
          descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                         (f)  Notices.  All notices and other
          communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                    If to Issuer to:

                         First Citizens Financial Corporation
                         22 First Field Road
                         Gaithersburg, Maryland 20878
                         Attention:  Chief Executive Officer

                    with a copy to:

                         Skadden, Arps, Slate, Meagher & Flom
                         919 Third Avenue
                         New York, New York 10022
                         Attention:  William S. Rubenstein, Esq.

                    If to Grantee to:

                         Provident Bankshares Corporation
                         114 East Lexington Street
                         Baltimore, Maryland 21202
                         Attention:  Chief Executive Officer

                    with a copy to:

                         Muldoon, Murphy & Faucette
                         501 Wisconsin Avenue, N.W.
                         Suite 508
                         Washington, D.C. 20016
                         Attention:  Mary M. Sjoquist, Esq.

                         (g)  Counterparts.  This Agreement and any
          amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.

                         (h)  Assignment.  Neither this Agreement
          nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Grantee may assign this Agreement to a wholly owned subsidiary of Grantee and after the occurrence of a Subsequent Triggering Event Grantee may assign its rights under this Agreement to one or more third parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. As used in this Agreement, Grantee shall include any person to whom this Agreement or the Option shall be assigned by a previous Grantee in accordance with the terms hereof.

                         (i)  Further Assurances.  In the event of
          any exercise of the Option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

                         (j)  Specific Performance.  The parties
          hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.


                    IN WITNESS WHEREOF, Issuer and Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

                                 FIRST CITIZENS FINANCIAL CORPORATION

                                 By ------------------------------
                                    Name:  Enos K. Fry
                                    Title: President

                                 PROVIDENT BANKSHARES CORPORATION

                                 By ------------------------------
                                    Name:  Carl W. Stearn
                                    Title: Chairman and CEO